Exhibit 10.1

CONFIDENTIAL

September 12, 2012

Ms. Amy Eskilson

5 Ike Williams Rd.

Newton, New Jersey 07860

Dear Amy:

On behalf of the Board of Directors of Inrad Optics, Inc. (“Inrad”), I am pleased to offer you the position of President/CEO of Inrad and CEO of MRC Precision Metal Optics (“MRC”), our wholly owned subsidiary. In this position, you will report directly to the Board of Inrad. Following your acceptance, the Board intends to nominate you for Inrad and MRC Board membership at the earliest possible date in accordance with the Corporation’s By Laws. You will assume the responsibilities as President/CEO of Inrad and CEO of MRC effective October 1, 2012.

We have put together what we believe is a comprehensive and appropriate compensation package consisting of base salary, eligibility for performance based incentive compensation, and a grant of stock options as enumerated below:

-	Your base salary will be $180,000 per annum.
-	You will be eligible for additional compensation in cash and /or stock for 2012, the amount of which will be tied to the performance of the company.
-	You will be awarded a grant of 30,000 Incentive Stock Options as of the date you accept this position. This grant will be awarded in accordance with the rules of the Corporation’s 2010 Equity Compensation program, one third of which vest after 12, 24, and 36 months, respectively.

Your current package of Inrad employee benefits remains in effect and subject to modification, amendment and revocation in accordance with their terms.

Amy, as you know, this letter is not a contract of employment either for a specific duration or period, nor does it alter your current at-will employment relationship between Inrad and yourself.

The Board appreciates the solid contributions you have already made to the company and we fully believe you will provide the leadership and management we need to meet the business objectives of Inrad Optics.

Sincerely,

Jan M Winston

Chairman of the Board

Inrad Optics, Inc.